UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2017

TESARO, Inc.

(Exact name of registrant as specified in its charter)

Delaware (state or other jurisdiction of incorporation)	001-35587 (Commission File Number)	27-2249687 (I.R.S. Employer Identification No.)

1000 Winter Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (339) 970-0900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 — Registrant’s Business and Operations

Item 1.01                                           Entry into a Material Definitive Agreement.

On November 21, 2017, TESARO, Inc. (the “Company”) and its wholly owned subsidiary TESARO Securities Corporation (the “Subsidiary Guarantor”) entered into a Loan Agreement (the “Loan Agreement”) with BioPharma Credit PLC, as collateral agent and a lender (the “Collateral Agent”), and BioPharma Credit Investments IV Sub LP, as a lender. The Loan Agreement provides for a senior secured term loan facility of up to $500 million to be funded in two tranches: (i) a Tranche A Loan in an aggregate principal amount of $300 million (the “Tranche A Loan”) to be funded on or about December 6, 2017 (the “Tranche A Funding Date”), subject to entering into a security agreement and delivery of other customary deliverables; and (ii) a Tranche B Loan in an aggregate principal amount of up to $200 million (the “Tranche B Loan”, and together with the Tranche A Loan, the “Term Loans”), to be funded at the option of the Company no earlier than June 30, 2018 and no later than December 20, 2018, and in any event upon no less than 90 days’ notice.

Each Term Loan has a scheduled maturity on the date that is the seven-year anniversary of the Tranche A Funding Date (the “Maturity Date”). Each Term Loan will amortize in equal quarterly installments in an aggregate amount equal to 3.0% of the original principal amount of such Term Loan, commencing on the first quarter following the 24-month anniversary of the funding of such Term Loan, with the remainder due on the Maturity Date.

Outstanding borrowings under the Tranche A Loan will bear interest at a rate equal to LIBOR plus 8% and outstanding borrowings under the Tranche B Loan will bear interest at a rate equal to LIBOR plus 7.5%, each subject to a LIBOR floor and cap. The interest is payable quarterly in arrears.

Each tranche under the Loan Agreement will be subject to a funding fee equal to 2.00% of the funded amount of the tranche, payable when the tranche is funded.  In addition, in the event a tranche is prepaid in whole or in part prior to the 4th anniversary of the date the applicable tranche was funded, it will be subject to a prepayment fee.  On or prior to the 2nd anniversary of the applicable funding date, the prepayment fee is 3.00% of the principal amount prepaid, thereafter and on or prior to the 3rd anniversary of the applicable funding date, the prepayment fee is 2.00% of the principal amount prepaid, and thereafter and on or prior to the 4th anniversary of the applicable funding date, the prepayment fee is 1.00% of the principal amount prepaid.  In addition to the prepayment fees, in connection with a full or partial prepayment of a tranche prior to the 2nd anniversary of the applicable funding, a “make whole” amount will be payable equal to the foregone interest from the date of prepayment through the 2nd anniversary.

Obligations under the Loan Agreement will be guaranteed as of the Tranche A Funding Date by the Subsidiary Guarantor and thereafter by any other material wholly owned domestic subsidiaries formed or acquired by the Company from time to time. Obligations under the Loan Agreement will be secured by security interests in (i) all U.S. intellectual property of the Company relating to the Company’s VARUBI® (rolapitant) and ZEJULA® (niraparib) products, (ii) rights under any U.S. new drug application relating to VARUBI and ZEJULA, (iii) 100% of the equity interests in wholly owned domestic subsidiaries and 65% of the equity interests in directly owned foreign subsidiaries, in each case of the Company and any guarantor, and (iv) cash held in all deposit accounts of the Company and any guarantor.

The Loan Agreement contains customary representations, warranties and covenants of the Company and its subsidiaries (subject to various qualifications), including covenants limiting the ability of the Company and its subsidiaries to, among other things, transfer currently owned U.S. intellectual property rights related to the collateral, incur additional indebtedness, incur additional liens and security interests on the collateral granted to the Collateral Agent, pay or make dividends, share repurchases and other distributions, and prepay subordinated indebtedness (other than the Company’s existing convertible notes).  The Company is not subject to any financial maintenance covenant under the Loan Agreement.

The Loan Agreement includes events of default relating to customary matters, including, among other things, nonpayment of principal, interest and other amounts, failure to comply with covenants, the occurrence of a material adverse change in the ability of the Company to perform its obligations, the rendering of judgments or orders or the acceleration or payment default by the Company in respect of other indebtedness in excess of $10 million, and bankruptcy. A change of control of the Company triggers a mandatory prepayment of the Term Loans.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2017.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESARO, Inc.

By:	/s/ Joseph L. Farmer
Joseph L. Farmer
Senior Vice President, General Counsel and Secretary

Dated:  November 21, 2017